                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INVORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  PALEX, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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


                      [LETTERHEAD OF PALEX APPEARS HERE]


Dear Stockholder:

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of PalEx, Inc. (the "Company"), which will be held on Thursday, August 6, 1998, beginning at 10:00 a.m. local time, at the Doubletree Hotel at Post Oak, located at 2001 Post Oak Blvd., Houston, Texas 77056.

  The official Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and the Company's 1997 Annual Report are included with this letter. The matters listed on the Notice of Annual Meeting are described in detail in the Proxy Statement.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign and date the enclosed proxy and return it in the enclosed addressed and stamped envelope at your earliest convenience.

                                          Very truly yours,

                                          /s/ VANCE K. MAULTSBY, JR.
                                          Vance K. Maultsby, Jr.
                                          President and Chief Executive
                                           Officer

Houston, Texas
July 13, 1998

                                  PALEX, INC.
                        1360 POST OAK BLVD., SUITE 800
                             HOUSTON, TEXAS 77056

                               ----------------


                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 6, 1998

                               ----------------

  The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of PalEx, Inc., a Delaware corporation (the "Company"), will be held at the Doubletree Hotel at Post Oak, 2001 Post Oak Blvd., Houston, Texas 77056, on Thursday, August 6, 1998, beginning at 10:00 a.m. local time, to consider and act upon the following matters:

    1. the election of eight directors to serve until the next Annual Meeting of Stockholders to be held in 1999;

    2. the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for 1998; and

    3. the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Only holders of record of the Common Stock of the Company at the close of business on June 22, 1998 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote will be available at the Annual Meeting for examination by any stockholder.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS REQUESTED THAT THE ENCLOSED FORM OF PROXY BE PROPERLY EXECUTED AND PROMPTLY RETURNED TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the Annual Meeting and withdrawing the proxy.

                                          By Order of the Board of Directors,

                                          /s/ CASEY A. FLETCHER
                                          Casey A. Fletcher
                                          Secretary

Houston, Texas
July 13, 1998

                                  PALEX, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 6, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to stockholders of PalEx, Inc., a Delaware corporation ("PalEx" or the "Company"), in connection with the solicitation of proxies to be used at the Company's Annual Meeting (the "Annual Meeting") to be held on Thursday, August 6, 1998 beginning at 10:00 a.m. local time at the Doubletree Hotel at Post Oak, 2001 Post Oak Blvd., Houston, Texas 77056, or at any adjournment or postponement thereof. Only holders of PalEx Common Stock, $0.01 par value per share (the "Common Stock"), of record at the close of business on June 22, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 18,937,620 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

  The accompanying proxy is being solicited by the Board of Directors of the Company (the "Board"). The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company.

  This Proxy Statement and the enclosed proxy form are first being sent to stockholders of the Company on or about July 13, 1998.

 Voting of Proxies

  Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting and not revoked. When stockholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the stockholder otherwise specifies therein, the accompanying proxy will be voted (i) FOR the election as directors of the nominees listed under "Election of Directors," (ii) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for 1998, and (iii) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the meeting. The Board does not know of any such other matter or business.

  Any proxy received by the Company may be subsequently revoked at any time before it is actually voted. Proxies may be revoked by any of the following actions: (i) filing a written notice of revocation bearing a date later than the proxy with the Secretary of the Company at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought; (ii) duly executing and submitting, prior to the Annual Meeting, a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's executive offices, 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056.

 Votes Required

  In accordance with the Bylaws of the Company, the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In accordance with Delaware law and the Bylaws of the Company, a plurality of the votes cast at a meeting at which there exists a quorum is required for the election of directors. Accordingly, the eight director nominees receiving the most votes will be elected at the Annual Meeting. On any matter other than the election of directors, the Bylaws of the Company provide that action on such matter shall be approved if the votes cast by holders of shares of Common Stock present and entitled to vote on such matter at a meeting at which there exists a quorum in favor of the matter exceed the votes cast opposing the matter. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, it is intended that shares of Common Stock represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares. Vance K. Maultsby, Jr. and Edward E. Rhyne, or either of them, each with full power of substitution, have been designated as proxies to vote the shares of Common Stock solicited hereby. Under Delaware law, there are no rights of appraisal or similar rights of dissenters with respect to the matters under consideration at the Annual Meeting.

  A broker non-vote occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the particular item under consideration and has not received instructions from the beneficial owner. Under Delaware law, abstaining votes (votes withheld by stockholders who are present and entitled to vote) and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting. While abstentions and broker non-votes are not deemed to be votes duly cast, abstaining votes are deemed to be entitled to vote while broker non-votes are not deemed to be entitled to vote. Abstentions and broker non-votes will not be included in the tabulation of the voting results with respect to the election of directors and therefore will not have any effect on such vote. With respect to the ratification of the independent public accountants of the Company and any other matter properly brought before the Annual Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote.

                             ELECTION OF DIRECTORS

  The Amended and Restated Certificate of Incorporation of the Company authorizes the Board to fix the number of directors from time to time. The number of directors is currently established at eight. All directors are elected at each Annual Meeting of Stockholders of the Company for a term that expires at the next Annual Meeting of Stockholders. All of the current directors of the Company whose terms expire on the date of the Annual Meeting have been nominated for re-election. If for any reason any of the nominees for election at the Annual Meeting becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not currently anticipated that any nominee will be unavailable for election.

  The following sets forth information as to each nominee for election at the Annual Meeting, all of whom are currently serving as directors of the Company:

  Tucker S. Bridwell, 46, became a director of the Company in March 1997, upon the closing of the initial public offering of the Company (the "Offering"). Since October 1997, Mr. Bridwell has been President of Mansefeldt Investment Corporation, a private investment firm. Mr. Bridwell is also the President of Topaz Exploration Company, an oil and gas exploration company, a position he has held since 1980. From 1992 until October 1997, Mr. Bridwell was the President of Fred Hughes Motors, Inc., which owned ten new-car franchises in the Abilene, Texas area. From 1985 to 1992, Mr. Bridwell was President of Ard Drilling Company, an oilfield drilling company, and served as President of Texzona Corporation, a private investment company, from 1979 to 1980. From 1976 to 1979, Mr. Bridwell was Tax Manager with Condley & Company and was an accountant with Price Waterhouse from 1974 to 1976. Mr. Bridwell is a Certified Public Accountant. Mr. Bridwell is a member of the Board's Acquisition Committee, Audit Committee and Compensation Committee.

  A. Joseph Cruz, 51, became President of PalEx Container Systems, Inc., a wholly owned subsidiary of the Company ("PalEx Container Systems"), after the Company acquired Consolidated Drum Reconditioning, Inc. ("CDR") in February 1998. Prior to the acquisition, Mr. Cruz was a 50% owner of CDR and its Chief Executive Officer since its acquisition by Mr. Cruz and a partner in 1986.

  John E. Drury, 54, became a director of the Company in March 1997, upon the closing of the Offering. Mr. Drury is the Chairman and Chief Executive Officer of USA Waste Services, Inc. ("USA Waste"), the third largest solid waste company in North America. Mr. Drury has held these positions since May 1994, when USA Waste and Envirofil, Inc. ("Envirofil") completed their merger. From February 1991 through April 1994, Mr. Drury was a Managing Director of Sanders Morris Mundy, Inc., an investment banking firm. From 1982 through January 1991, Mr. Drury was President and Chief Operating Officer of Browning-Ferris Industries, Inc. ("BFI"), where he was responsible for the worldwide operations of BFI. Mr. Drury is a partner in Main Street Merchant Partners II, L.P.("Main Street"), a merchant banking firm. Mr. Drury is a member of the Board's Audit Committee and Compensation Committee.

  Troy L. Fraser, 49, became Chief Development Officer and a director of the Company in March 1997 upon the closing of the Offering and the Company's acquisition of Fraser Industries, Inc. ("Fraser"). He became President of Fraser in 1975, when he purchased the business with his two brothers from his father. In 1988, Mr. Fraser was elected to the Texas House of Representatives where he served three terms, and was named the National Republican Legislator of the Year in 1991. In November 1996, Mr. Fraser was elected to the Texas State Senate. In 1996, Mr. Fraser served as Vice President of the National Wooden Pallet and Container Association ("NWPCA") and has served for two terms on the NWPCA's Board of Directors. Mr. Fraser is a member of the Board's Acquisition Committee.

  A. E. Holland, Jr., 50, became Chief Operating Officer and a director of the Company in March 1997, upon the closing of the Offering and the Company's acquisition of Ridge Pallets, Inc. ("Ridge"). Mr. Holland has over 25 years of experience in the pallet industry. Mr. Holland has been associated with Ridge since 1969 and has served as President of Ridge since 1980. Mr. Holland has served on the Board of Directors of the NWPCA and was President of NWPCA from 1990 to 1991. Mr. Holland has served the Florida Chamber of Commerce as Treasurer, Chairman of the Finance Committee and member of the State Strategic Planning Committee. Mr. Holland is a member of the Board's Acquisition Committee.

  Sam W. Humphreys, 38, has been a director of the Company since January 1996 and became non-executive Chairman of the Board in March 1997, upon the closing of the Offering. Mr. Humphreys is a Managing Director of Main Street, a merchant banking firm. From April 1994 until March 1997, Mr. Humphreys held various executive positions with U.S. Delivery Systems, Inc. ("U.S. Delivery"), the largest same-day local delivery company in the U.S., serving as Vice Chairman until shortly prior to the Offering. Prior to joining U.S. Delivery, Mr. Humphreys served from May 1993 until April 1994 as Senior Vice President and General Counsel of Envirofil, which merged with USA Waste in April 1994. Prior thereto, Mr. Humphreys was a partner at Andrews & Kurth L.L.P., where he was engaged in the private practice of law for more than five years. Mr. Humphreys is also a director of Aviation Sales Company, one of the world's largest providers of aircraft spare parts. Mr. Humphreys is a member of the Board's Acquisition Committee, Audit Committee and Compensation Committee.

  Elliot S. Pearlman, 57, became Chief Executive Officer of PalEx Container Systems when the Company acquired Acme Barrel Company, Inc. ("Acme") in February 1998. Mr. Pearlman served as Acme's President and Chief Executive Officer and was a principal stockholder of Acme from 1992 until its acquisition by the Company. Mr. Pearlman serves as a director of the Association of Container Reconditioners and served as its chairman in 1996 and 1997.

  Stephen C. Sykes, 53, became a director of the Company in March 1997, upon the closing of the Offering and the Company's acquisition of Interstate Pallet Co., Inc. ("Interstate"). Mr. Sykes founded Interstate in 1979 and has served as its President and Chief Executive Officer from its inception. From 1974 to 1979, Mr. Sykes was the Director of Transportation for the Virginia Division of Holly Farms Poultry. Mr. Sykes has been an active member of the NWPCA since 1981 and served as its President from 1992 to 1993. Mr. Sykes is a member of the Board's Acquisition Committee.

BOARD OF DIRECTORS AND COMMITTEES

  The business of the Company is managed under the direction of the Board of Directors. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring board approval. The Board of Directors of the Company met three times during the fiscal year ended December 28, 1997. Each director attended at least 75% of these meetings.

  The Board currently has appointed three committees, the Acquisition Committee, the Audit Committee and the Compensation Committee, to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

  Acquisition Committee. The Acquisition Committee is composed of Messrs. Bridwell, Fraser, Holland, Humphreys and Sykes, with Mr. Humphreys serving as Chairman. The Acquisition Committee is responsible for reviewing and monitoring the strategic direction of the Company's acquisition program. The Acquisition Committee has authority to approve acquisitions within certain size parameters, the management structure of acquired businesses and other matters relating to the acquisition of businesses by the Company. The Acquisition Committee did not meet during the fiscal year ended December 28, 1997.

  Audit Committee. The Audit Committee is composed of Messrs. Bridwell, Drury and Humphreys, with Mr. Humphreys serving as Chairman. The Audit Committee is responsible for (a) reviewing the scope of, and the fees for, the annual audit, (b) reviewing the Company's accounting practices and policies with the independent auditors, (c) reviewing with the independent auditors their final report, (d) reviewing overall accounting and financial controls with the independent auditors and (e) being available to the independent auditors for consultation purposes. The Audit Committee met one time during the fiscal year ended December 28, 1997.

  Compensation Committee. The Compensation Committee is composed of Messrs. Bridwell, Drury and Humphreys, with Mr. Drury serving as Chairman. The Compensation Committee determines the compensation of the officers of the Company, administers the Company's 1996 Stock Option Plan and performs other similar functions. The Compensation Committee met one time during the fiscal year ended December 28, 1997.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $1,000 for attendance at each Board meeting and $500 for each committee meeting (unless held on the same day as a Board meeting). Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each non-employee director receives stock options to purchase 20,000 shares of Common Stock upon election to the Board and an annual grant of 5,000 options. These options vest and become fully exercisable six months after the date of grant.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

  The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is June 22, 1998. At the close of business on that date, the Company had 18,937,620 shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting. The following table sets forth certain information as of June 30, 1998 with respect to the beneficial ownership of the Common Stock, which constitutes the Company's only outstanding class of voting securities, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as hereinafter defined) and (iv) all executive officers and directors of the Company as a group. Except as indicated, beneficial ownership includes the sole power to vote and to dispose of the securities in question, and no director or executive officer of the Company owned any other equity securities of the Company.

              NAME OF BENEFICIAL OWNER OR GROUP               SHARES(1) PERCENT
              ---------------------------------               --------- -------
Tucker S. Bridwell (2).......................................    45,000     *
A. Joseph Cruz (3)...........................................   530,766   2.8
John E. Drury (4)............................................    93,227     *
Casey A. Fletcher (5)........................................   321,683   1.7
Troy L. Fraser............................................... 1,410,415   7.5
A. E. Holland, Jr............................................   318,583   1.7
Sam W. Humphreys.............................................   450,000   2.4
Vance K. Maultsby, Jr. (6)...................................   100,000     *
Elliott S. Pearlman (7)...................................... 1,132,767   6.0
Edward E. Rhyne (8)..........................................    16,250     *
Stephen C. Sykes.............................................   374,528   2.0
All directors and executive officers as a group (9) (11
 persons).................................................... 4,796,519  26.0

--------
(1) If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after June 30, 1998, such shares are deemed beneficially owned by such person and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that such person owns. Such shares are not included in the computations for any other person.

(2) Includes options to purchase 40,000 shares which were exercisable on June 30, 1998 or that become exercisable within 60 days of such date.

(3) Includes 530,766 shares owned by CDRCO NW, L.L.C., a limited liability company in which Mr. Cruz holds a 50% ownership interest.

(4) Includes options to purchase 20,000 shares which were exercisable on June 30, 1998 or that become exercisable within 60 days of such date.

(5) Includes 2,200 shares which are owned by Mr. Fletcher's two sons. Mr. Fletcher disclaims beneficial ownership of such shares.

(6) Includes options to purchase 50,000 shares which were exercisable on June 30, 1998 or that become exercisable within 60 days of such date. Mr. Maultsby also holds options to purchase an additional 150,000 shares which were not exercisable at June 30, 1998 or within 60 days thereof.

(7) Includes 867,802 shares and 156,869 shares owned by the Elliot S. Pearlman Living Trust dated August 7, 1992 and the Elliot S. Pearlman Living Trust dated July 2, 1996, respectively.

(8) Includes options to purchase 16,250 shares which were exercisable on June 30, 1998 or that become exercisable within 60 days of such date. Mr. Rhyne also holds options to purchase an additional 83,750 shares which were not exercisable at June 30, 1998 or within 60 days thereof.

(9) Excludes shares underlying options that were not exercisable as of June 30, 1998 or within 60 days of such date. See Footnotes above.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, as independent public accountants, to audit the consolidated financial statements of the Company for the current fiscal year. Arthur Andersen LLP has served as independent public accountants for the Company since its organization.

  A proposal will be presented at the Annual Meeting to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants, which will require a number of votes cast by holders of shares of Common Stock present and entitled to vote on this matter that exceeds the votes cast opposing the matter. If the stockholders do not ratify this appointment, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate stockholder questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

                            EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the executive officers of the Company as of the date hereof:

                NAME                AGE                POSITION
                ----                ---                --------
 Vance K. Maultsby, Jr............  45  President and Chief Executive Officer
 A. E. Holland, Jr................  50  Chief Operating Officer
 Troy L. Fraser...................  49  Chief Development Officer
 Casey A. Fletcher................  43  Chief Accounting Officer and Secretary
 Edward E. Rhyne..................  38  Vice President and General Counsel
 Stephen C. Sykes.................  53  President--Interstate Pallet Co., Inc.
 Elliot S. Pearlman...............  57  Chief Executive Officer--PalEx
                                        Container Systems, Inc.
 A. Joseph Cruz...................  51  President--PalEx Container Systems,
                                        Inc.

  Vance K. Maultsby, Jr. became President and Chief Executive Officer of the Company in December 1996. From 1993 to 1996, Mr. Maultsby was a partner with Ernst & Young LLP in Dallas, Texas, where he managed the Dallas office of its Corporate Finance Group. From 1989 to 1992, Mr. Maultsby was chief executive officer of Alemar Financial Company (later Alemar Cost Reduction, Inc.), which provided financial advisory services to a variety of industries. From 1985 to 1989, Mr. Maultsby was an officer in the Corporate Finance Group for Stephens Inc., an investment banking firm. Prior thereto, Mr. Maultsby was a partner with KPMG Peat Marwick, served as the National Director of its Petroleum Industry Practice, was co-director of its Southwest Area Mergers and Acquisitions Advisory Practice and practiced public accounting for more than five years. Mr. Maultsby is a Certified Public Accountant.

  A. E. Holland, Jr. became Chief Operating Officer and a director of the Company in March 1997, upon the closing of the Offering. See "Election of Directors."

  Troy L. Fraser became Chief Development Officer and a director of the Company in March 1997 upon the closing of the Offering. See "Election of Directors."

  Casey A. Fletcher became Chief Accounting Officer and Secretary of the Company in March 1997, upon the closing of the Offering. From 1983 until the Offering and the Company's acquisition of Ridge, Mr. Fletcher was Ridge's Controller and Chief Financial Officer. Prior to his employment with Ridge, Mr. Fletcher was associated with Arthur Young from 1976 to 1979. From 1980 to 1983, he was in private industry as an accountant. Mr. Fletcher is a Certified Public Accountant.

  Edward E. Rhyne became Vice President and General Counsel of the Company in June 1997. Prior to his employment with the Company, Mr. Rhyne was a partner at Gardere & Wynne, L.L.P., where he was engaged in the private practice of law for more than five years.

  Stephen C. Sykes became a director of the Company in March 1997, upon the closing of the Offering. See "Election of Directors."

  Elliot S. Pearlman became Chief Executive Officer of PalEx Container Systems when the Company acquired Acme in February 1998. See "Election of Directors."

  A. Joseph Cruz became President of PalEx Container Systems, Inc. after the Company acquired CDR in February 1998. See "Election of Directors."

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid to the Company's President and Chief Executive Officer and each of the Company's five other most highly compensated executive officers (collectively, the "Named Executive Officers") as of the end of the fiscal year ended December 28, 1997 for services rendered to the Company during that fiscal year.

                                         ANNUAL     LONG-TERM
                                      COMPENSATION COMPENSATION
                                      ------------ ------------
                                                    SECURITIES
                                                    UNDERLYING    ALL OTHER
                                                   OPTIONS/SARS  COMPENSATION
              NAME               YEAR  SALARY ($)     (#)(1)       ($) (2)
              ----               ---- ------------ ------------  ------------
Vance K. Maultsby, Jr........... 1997   138,542      200,000           --
  Chief Executive Officer and
   President
Edward E. Rhyne................. 1997    89,017       90,000(3)        --
  Vice President and General
   Counsel
A. E. Holland, Jr............... 1997    96,234           --        1,925
  Chief Operating Officer and
   Director
Casey A. Fletcher............... 1997    94,650           --        1,893
  Chief Accounting Officer and
   Secretary
Troy L. Fraser.................. 1997    98,234           --        1,667
  Chief Development Officer and
   Director
Stephen C. Sykes................ 1997    89,236           --           --
  President--Interstate Pallets
   and Director

--------
(1) Options to acquire shares of Common Stock under the Company's 1996 Stock Option Plan.

(2) Consists of the Company's matching contribution under its 401(k) Plan.

(3) On December 31, 1997, after the end of the fiscal year, an option was granted to Mr. Rhyne for 10,000 shares at an exercise price of $11.875 and with an expiration date of December 31, 2007.

OPTION GRANTS DURING 1997 FISCAL YEAR

  The following table sets forth the options granted during the fiscal year ended December 28, 1997 to the Named Executive Officers pursuant to the Company's 1996 Stock Option Plan (the "Stock Option Plan"). The Company did not grant any stock appreciation rights during the fiscal year ended December 28, 1997. Options granted under the Stock Option Plan in fiscal 1997 vest and become exercisable at the rate of 25% per year over a four-year period.

                                                                             POTENTIAL
                                                                         REALIZABLE VALUE
                                                                         AT ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                               PRICE
                                                                         APPRECIATION FOR
                                       INDIVIDUAL GRANTS                  OPTION TERM(1)
                         ----------------------------------------------- -----------------
                                       PERCENT OF
                         NUMBER OF       TOTAL
                         SECURITIES     OPTIONS
                         UNDERLYING     GRANTED     EXERCISE
                          OPTIONS     TO EMPLOYEES    PRICE   EXPIRATION
          NAME           GRANTED (#) IN FISCAL YEAR   ($/SH)     DATE    5% ($)   10% ($)
          ----           ----------  -------------- --------- ---------- ------- ---------
Vance K. Maultsby, Jr...  200,000         15.1         7.50     3/20/07  943,300 2,390,600
Edward E. Rhyne(2)......   65,000          5.0         8.88     4/24/07  362,800   919,400
                           25,000          2.0        11.38    12/10/07  178,850   453,200

--------
(1) The potential realizable values were determined based upon assumed prescribed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the value of the Common Stock.
(2) On December 31, 1997, after the end of the fiscal year, an option was granted to Mr. Rhyne for 10,000 shares at an exercise price of $11.875 and with an expiration date of December 31, 2007.

OPTION EXERCISES DURING 1997 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table provides information related to options exercised by the Named Executive Officers during the fiscal year ended December 28, 1997 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                OPTIONS AT FISCAL YEAR-    THE-MONEY OPTIONS AT
                           SHARES      VALUE            END (#)             FISCAL YEAR-END ($)
                         ACQUIRED ON  REALIZED ------------------------- -------------------------
          NAME           EXERCISE (#)  ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -----------  -------- ----------- ------------- ----------- -------------
Vance K. Maultsby, Jr...      --         --      50,000       150,000      225,000      675,000
Edward E. Rhyne.........      --         --           0        90,000            0      218,750

--------
(1) Value is calculated on the basis of the difference between the option exercise price and the market value of the Common Stock on December 26, 1997, the last trading day in the Company's 1997 fiscal year ($12 per share).
(2) On December 31, 1997, after the end of the fiscal year, an option was granted to Mr. Rhyne to purchase 10,000 shares at $11.875 with an expiration date of December 31, 2007.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with each of the Named Executive Officers which prohibits such individual from disclosing the Company's confidential information and trade secrets and generally restricts these individuals from competing with the Company. Each of the agreements has an initial term of between one and three years and provides for an automatic annual extension at the end of its initial term and is terminable by the Company for "cause" upon ten days' written notice and without "cause" by either party upon thirty days' written notice. All such employment agreements provide that if the officer's employment is terminated by the Company without "cause," such officer will be entitled to receive a lump-sum severance payment at the effective time of termination equal to the base salary at the rate then in effect for the greater of (i) the time period remaining under the initial term of the agreement or (ii) one year. In addition, such employment agreements provide that in the event of termination without "cause," the time period during which such officer is restricted from competing with the Company will be shortened to one year following such termination.

  The employment agreements of the Named Executive Officers and certain other employees contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event five days' advance notice of the transaction giving rise to the change in control is not received by the Company and such officer, the change in control will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable (discussed in the preceding paragraph) shall be tripled and the provisions which restrict competition with the Company shall not apply; (ii) in any change-of-control situation, such officer may elect to terminate his employment by giving five days' written notice prior to the anticipated closing of the transaction giving rise to the change-in-control, which will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled and the time period during which such officer is restricted from competing with the Company will be shortened to two years; and
(iii) the officer must be given sufficient time and opportunity to elect whether to exercise all or any of his options to purchase Common Stock, including any options with accelerated vesting under the provisions of the Stock Option Plan, such that the officer may acquire the Common Stock at or prior to the closing of the transaction giving rise to the change-in-control, if he so desires.

EMPLOYEE BENEFIT PLANS

  The Board has adopted, and the stockholders of the Company have approved, the Stock Option Plan. The purpose of the Stock Option Plan is to provide directors, officers, key employees and certain other persons who will be instrumental in the success of the Company or its subsidiaries with additional incentives by increasing their proprietary interest in the Company. The aggregate amount of Common Stock with respect to which options may be granted may not exceed 15% of the outstanding Common Stock, as determined on each date an option is granted.

  The Stock Option Plan is administered by the Compensation Committee of the Board, which is composed of non-employee directors (the "Compensation Committee"). Subject to the terms of the Stock Option Plan, the Compensation Committee generally determines to whom options will be granted and the terms and conditions of option grants. Options granted under the Stock Option Plan may be either non-qualified stock options or may qualify as incentive stock options.

  The exercise price of any option may not be less than the fair market value of the underlying Common Stock as of the date of grant and no consultant may receive an option in any year to purchase more than 51,000 shares of Common Stock. The Compensation Committee determines the period over which options become exercisable, provided that all options become immediately exercisable upon death of the grantee or upon a change-in-control (as defined in the Stock Option Plan) of the Company.

  The Stock Option Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 20,000 shares of Common Stock, and continuing annually non-employee directors will receive options to purchase 5,000 shares of Common Stock. Options granted to non-employee directors are fully exercisable following the expiration of six months from the date of grant.

  Mr. Maultsby has been granted options to purchase 200,000 shares of Common Stock under the Stock Option Plan all of which have an exercise price of $7.50 per share. Mr. Maultsby's options vest annually in 25% increments beginning in November 1997. Mr. Rhyne has been granted options to purchase 65,000, 25,000 and 10,000 shares of Common Stock under the Stock Option Plan at a per share exercise price of $8.875, $11.375 and $11.875, respectively. Mr. Rhyne's options vest annually in 25% increments beginning in April 1998 as to 65,000 shares subject to such options and December 1998 as to his remaining options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended December 28, 1997, the Compensation Committee consisted of Messrs. Bridwell, Drury and Humphreys. Each of these individuals is an independent director. See "Certain Relationships and Related Transactions" for a discussion regarding certain relationships between members of the Compensation Committee and the Company.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees. The Compensation Committee reviews the performance levels of executive officers and determines the annual base salaries and incentive awards to be paid. The Compensation Committee currently consists of three members, none of whom is a current or former employee or officer of the Company.

  With the exception of Messrs. Maultsby and Rhyne, the Company's executive officers were significant stockholders and officers of Fraser, Interstate or Ridge, the three companies that were acquired by the Company contemporaneous with the closing of the Offering. Since the Offering, it has been the Company's belief that these executive officers have significant stakes in the Company through their ownership of Common Stock and that their Common Stock holdings ensure continuing high levels of performance. Accordingly, it has been the Company's policy since the Offering that these individuals receive annual salaries of not more than $125,000 and that they not be granted stock options as part of their compensation packages.

  The Company's plan for compensating its other executive officers is intended to attract, motivate and retain the executive resources the Company needs in order to maximize its return to stockholders. Specifically, the Company's goal is to structure the compensation for these other executives to:

    1. align compensation with stock price performance;

    2. provide compensation that is consistent with competitive market norms for companies similar in size, activity and complexity to the Company; and

    3. achieve a balance between incentives for short-term and long-term performance.

  The principal elements of compensation have consisted of base salary and stock option grants, with lower than market salaries and relatively large grants of stock options, which the Compensation Committee believes is the most effective means of achieving the goals outlined above.

  Base Salary. Salaries for executive officers other than prior owners of acquired companies have been negotiated individually with each officer in connection with his employment by the Company. These salaries are based on each such executive's level of responsibility, experience and expertise. The Compensation Committee does not apply a specific formula or assign a weight to each factor considered.

  Stock Option Plan. Each executive officer other than prior owners of acquired companies has received, and may periodically receive in the future, grants of stock options with exercise prices equal to the fair market value of the Common Stock on the date of grant. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in the value of the Common Stock. Accordingly, the Compensation Committee believes that the grant of stock options is the principal method of aligning management's long-term interests with those of the stockholders of the Company.

  Chief Executive Officer Compensation. In connection with the commencement of his employment by the Company, Mr. Maultsby, the President and Chief Executive Officer of the Company, entered into an employment agreement with the Company, the terms of which were negotiated at arms'-length. Pursuant to this employment agreement, Mr. Maultsby's annual base salary in 1997 was $175,000, which salary is subject to increase at the discretion of the Board. In addition, at the commencement of his employment with the Company, Mr. Maultsby also acquired 50,000 shares of Common Stock for nominal consideration and was granted options to purchase 200,000 shares of Common Stock at the initial offering price of $7.50 per share, 50,000 of which are currently exercisable and the remainder of which become exercisable at the rate of 50,000 per year over the next three years. As a result of the stock option and Common Stock components of Mr. Maultsby's compensation package in relation to his cash salary, the Compensation Committee believes that Mr. Maultsby's compensation is directly related to the performance of the Company.

  This report is submitted by the members of the Compensation Committee.

                                          TUCKER S. BRIDWELL
                                          JOHN E. DRURY
                                          SAM W. HUMPHREYS

STOCK PERFORMANCE CHART

  Set forth below is a graph comparing the cumulative total returns (assuming an investment of $100 on March 20, 1997, the date of the Offering, and reinvestment of dividends) of the Company, the Standard and Poor's 500 Composite Stock Index (the "S&P 500 Index") and a Company-determined peer group index, which consists of six publicly-traded companies that were formed to consolidate fragmented businesses within particular industries and that completed their initial public offerings between January 1, 1996 and March 20, 1997 (the "Peer Group"). The Peer Group is comprised of F.Y.I. Incorporated, The Fortress Group, Inc., Coinmach Laundry, Telespectrum Worldwide, StaffMark, Inc. and Medical Manager Corp.

                                 COMPARISON OF
                           CUMULATIVE TOTAL RETURNS

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

                      PERFORMANCE GRAPH FOR PALEX INC.
                03/20/97  04/30/97  06/30/97  08/29/97  10/31/97 12/26/97
                --------  --------  --------  --------  -------- --------
PalEx, Inc.      100.0      105.7     117.1     138.6     151.4    135.7
S&P 500 Stocks   100.0      102.6     113.7     116.1     118.3    121.4
Self-Determined  100.0       93.9     119.7     123.6     126.9    127.7
 Peer Group


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In August 1994, Ridge purchased its pallet and box manufacturing business in a management buyout from Ridge's predecessor company ("Resources"), which company was owned by A.E. Holland, Jr., the Company's Chief Operating Officer and a director, and two other employees of Ridge. As consideration for this purchase, Ridge issued promissory notes for a total of approximately $12.6 million (the "Ridge Notes") to Resources and assumed approximately $1.8 million of Resources liabilities. Resources subsequently distributed an interest in a portion of the Ridge Notes directly to Mr. Holland and the other two stockholders. The Ridge Notes had a maturity date of January 2000 and accrued interest at the prime rate. Following the Offering, the Company repaid the Ridge Notes, with $2.25 million being paid to Resources and $2.25 million being paid each to Mr. Holland and the other two stockholders.

  Prior to the Offering, Fraser had notes outstanding to certain of its affiliates in the total amount of approximately $105,000. Two of the notes in the aggregate amount of $60,000 accrued interest at 14% per annum and matured in January 2005. A third note in the amount of $45,000 accrued interest at 8% per annum and matured in December 1997. Following the Offering, the Company prepaid each of these notes.

  In addition, at the time of the Offering, Interstate had a note outstanding to its stockholder in the amount of approximately $343,000, which note was non-interest bearing and payable on demand. Following the Offering, the Company repaid this note.

  Troy L. Fraser, the Company's Chief Development Officer and a director, purchased an airplane from Fraser for its net book value of $203,000 prior to the Offering.

  Main Street Capital Partners, L.P., a limited partnership in which Sam W. Humphreys (a director of the Company) was a general partner and John E. Drury (a director of the Company) was a special limited partner, paid $1.25 million of the Company's expenses, including legal and accounting fees, incurred in connection with the Offering and the Company's acquisitions of Fraser, Interstate and Ridge.

  In connection with the Company's acquisitions of Ridge, Fraser and Interstate, the Company issued 82,500, 50,000 and 10,000 shares of its Common Stock to the Ridge Pallets, Inc. Profit Sharing Plan, the Fraser Industries, Inc. Profit Sharing Plan and the Interstate Pallet Co., Inc. Profit Sharing Plan (collectively, the "Founding Company Plans"), respectively. Following the Offering, the Founding Company Plans were consolidated into the PalEx, Inc. Retirement Savings Plan. Certain officers and directors of the Company were participants in the Founding Company Plans and benefit from the contribution of the Common Stock under the terms of such plans.

  In fiscal 1997, Ridge sold approximately $490,000 of lumber to Sunbelt Forest Products Corporation ("Sunbelt"), a chemical wood preserving company that is owned by Mr. Holland and two other employees of Ridge. The sales prices charged Sunbelt were competitive with those charged unaffiliated third parties. In addition, Ridge provided certain accounting, human resource and managerial services to Sunbelt until July 1997 and received $29,000 as payment therefor. If the Company transacts business with Sunbelt in the future it will be on terms that are comparable to those that would be applicable in transactions with unaffiliated third parties.

  Tucker S. Bridwell, a director of the Company, received a payment from the Company of $50,000 and options to purchase 20,000 shares of Common Stock, exercisable at $7.50 per share pursuant to the Stock Option Plan, for providing advice to Fraser in connection with its acquisition by the Company. Mr. Bridwell also received options to purchase 20,000 shares of Common Stock, exercisable at $7.50 per share pursuant to the Stock Option Plan, in connection with his election to the Company's Board of Directors.

  Prior to the Offering, Interstate leased certain equipment from Stephen C. Sykes, the President of Interstate and a director of the Company. The Company purchased this equipment from Mr. Sykes after the Offering for its fair market value of approximately $88,000. Prior to the Offering and through June 1998, Interstate leased its operating facilities from Mr. Sykes and paid rent of approximately $93,000 for the lease of this facility in fiscal 1997. In connection with the Company's acquisition of Interstate, Mr. Sykes had the right to require the Company to purchase this facility from him at its appraised value. Mr. Sykes exercised this right and the Company completed the acquisition of this property from Mr. Sykes in June 1998 for approximately $1.4 million.


                            SECTION 16 REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Insiders"), to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock. Insiders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons. To the Company's knowledge, based on its review of the copies of such reports furnished to the Company during the fiscal year ended December 28, 1997, all Insiders complied with all applicable Section 16(a) filing requirements.

                            STOCKHOLDERS' PROPOSALS

  Stockholders must submit their proposals to the Secretary of the Company, 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056, on or before March 11, 1999 to be considered for inclusion in the Company's 1999 proxy material.

                                 MISCELLANEOUS

  The Board knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters.

  The information contained in this Proxy Statement relating to the occupations and security holdings of the directors and officers of the Company and their transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Common Stock is based upon information contained in reports filed by such owner with the Commission.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's 1997 Annual Report to Stockholders, which includes a copy of the Company's Annual Report on Form 10-K for the year ended December 28, 1997, as amended, accompanies this Proxy Statement.

  Nothing contained in the Annual Report to Stockholders is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                          By Order of the Board of Directors

                                          /s/ CASEY A. FLETCHER
                                          Casey A. Fletcher
                                          Secretary

Houston, Texas
July 13, 1998

                                  PALEX, INC.
                         1360 POST OAK BLVD., SUITE 800
                              HOUSTON, TEXAS 77056
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 6, 1998
  The undersigned hereby appoints Vance K. Maultsby, Jr. and Edward E. Rhyne, and each of them, with full power of substitution, proxies to vote in respect of the undersigned's shares of common stock of PalEx, Inc., held of record by the undersigned at the close of business on June 22, 1998, at the Annual Meeting of Stockholders to be held on August 6, 1998 at 10:00 a.m., local time, at the Doubletree Hotel at Post Oak, 2001 Post Oak Blvd., Houston, Texas 77056, and at any adjournment thereof, on the items of business set forth below and on the reverse side and on such other business as may properly come before the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:

1. To elect eight directors to serve until the next Annual Meeting of
  Stockholders:
    FOR all nominees                    WITHHOLD AUTHORITY
      listed below                        to vote for all
  (except as marked to                    nominees listed
      the contrary)                            below
           [_]                                  [_]
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
--------------------------------------------------------------------------------
Nominees: Tucker S. Bridwell, A. Joseph Cruz, John E. Drury, Troy L. Fraser,
          A.E. Holland, Jr., Sam W. Humphreys, Elliot S. Pearlman and Stephen
          C. Sykes

2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for 1998:
                 FOR [_]        AGAINST [_]        ABSTAIN [_]

                         (TO BE SIGNED ON REVERSE SIDE)         SEE REVERSE SIDE

3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS SPECIFIED ON THE REVERSE SIDE AND FOR PROPOSAL NO. 2.

                                         DATE:__________________________ , 1998
                                         --------------------------------------
                                         Signature
                                         --------------------------------------
                                         Signature if held jointly

                                          Note: (Please sign your name exactly
                                          as it appears on the proxy. When
                                          signing as attorney, agent,
                                          executor, administrator, trustee,
                                          guardian or corporate officer,
                                          please give full title as such. Each
                                          joint owner should sign the proxy.)